EXHIBIT 5
SandersBakerpc
Attorneys and counselors

ROBERT R. SANDERS ART BAKER MITCH D. CARTHEL ROGER S. COX RUSS DeVORE* EDWARD L. MORRIS R. CHRISTOPHER WRIGHT JUSTIN E. MYERS JOHN B. ATKINS *Admitted in Texas, New Mexico & Colorado	ONE MAXOR PLAZA 320 S. POLK STREET, SUITE 700 AMARILLO, TEXAS 79101 (806) 372-2020	MAILING ADDRESS: P.O. BOX 2667 AMARILLO, TEXAS 79105-2667 FAX (806) 372-3725 sender’s email: emorris@sandersbaker.com

May 2, 2007

Amarillo Biosciences, Inc.
4134 Business Park Dr.
Amarillo, Texas 79110

RE:	Issuance of Stock Pursuant to S-8 Registration Statement

Gentlemen:

Pursuant to your request, we have examined the S-8 Registration Statement to be filed with the Securities and Exchange Commission, registering 200,000 shares of common stock in the company. We have further examined the Certificate of Incorporation, Articles of Incorporation, Bylaws, any amendments thereto, and all such corporate records and documents that we believed were necessary or relevant to enable us to render an opinion in this matter.

Based solely on the foregoing examination, it is our opinion that, when sold or granted, and issued according the 2007 Consultants Stock Grant Plan, the shares of common stock covered by the Registration Statement will be legally issued, fully paid, and non assessable.

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

SandersBaker pc

/s/ Edward L. Morris

Edward L. Morris

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